16 JULY 2024 HSBC GROUP MANAGEMENT SERVICES LIMITED and MR GEORGES ELHEDERY SERVICE AGREEMENT EUROPE·LEGAL-292961689

CONTENTS

CLAUSE **PAGE**

1. Appointment 1
2. Remuneration 1
3. Benefits and Pension 3
4. Scope and duties of the Employment 5
5. Hours and place of work 6
6. Expenses 6
7. Holidays 6
8. Sickness benefits 7
9. Restrictions during the Employment 7
10. Confidential Information and Company documents 8
11. Inventions and other Intellectual Property 9
12. Termination and Garden Leave 10
13. Restrictive covenants 13
14. Grievance, dismissal and disciplinary procedures 17
15. Disclosure of information 17
16. General 18
17. Definitions 18

EUROPE-LEGAL-292961689

THIS AGREEME Tis dated 16 July 2024 and is made BETWEEN: (1) HSBC GROUP MANAGEMENT SERVICES LIMITED (registered number 9231974). whose registered offi1.:e is at 8 Canada Square, London El4 5IIQ (the Company): and (2) GEORGES ELHEDERY (the Executive). IT IS AGREED as follows: I. Appointment 1.1 The Employment will begin on the Commencement Date. The Executive's continuous employment began on 2 May 2005. 1.2 Subject to Clauses 1.5 and 12. the Employment will continue until terminated by either party giving to the other twelve months' notice in writing. 1.3 The Executi,e shall be employed as Group Chief Executive, an Executive Director role al I ISBC. The Executive shall report to the Group Chairman or such other appropriate person as the Company shall designate from time to time. The Employment also requires the Executive to hold various directorships and offices within the Group from time to time. 1.4 The Executive consents to the Company transferring the Executive's employment and assigning the provisions of this Agreement to any Group Company at any time (on the terms and conditions of this Agreement). 1.5 The Employment is and remains at all times subject to the Executive successfully completing all Company required and on-going screenings for a .. High Risk Role". given that any abuse of U1e role poses particular potential damage to the Group and external stakeholders. Additionally, the Executive is at all times required to hold the required approvals by the FCA and all other relevant regulatof) bodies in order to be able to carry out his duties. In the event of any screening result being considered unsatisfactory in the reasonable opinion of the Company and/or where FCA or any other relevant regulatory approval is withdrawn, the Company has the right to tem1inate the Employment with immediate effect and with no further sums payable to the Executive beyond any sums accrued due as at the date of that termination. 2. Remuneration 2.1 The Company will pay the Executive a Base Salary of £1,376,000 per annum (Base Salary). The Base Salary will be paid less Statutory Deductions and accrue from day to day and be payable in equal monthly instalments in arrears on or around the 20th da1 of each calendar month. Unless notice to tenninate the Employment has been given by either party, the Company will review the Executive's Base Salary each calendar year. in good faith, the first such review to take place in 2025. The Company has no obligation to increase the Executive's Base Salary following a review. 2.2 The Executive will not be entitled to receive any other fees for holding any offices in the Compan) or any Group Company or for any other office, position or role that he holds by virtue of the Employment. EUROPE·LEGAL-292961689

2.3 2.4 2.5 2.6 2.7 2.8 In its absolute discretion, and subject always to such payment being consistent with the Directors' Remuneration Policy, the Company will pay the Executive a fixed allowance of£ l, 700,000 per annum (the Fixed Pay Allowance). The Fixed Pay Allowance will be granted in shares that vest immediately on a quarterly basis or at any other frequency that the Group's Remuneration Committee deems appropriate. These shares (net of those sold to cover any income tax and social security) will then be released annually on a pro rata basis over five years, starting from the March immediately following the end of the financial year for which the shares are granted. The Company and/or the Group may decide, in its discretion, to award the Executive an amount of Variable Pay for any complete financial year of the Company and/or the Group during which the Employment has continued. The Executive acknowledges that he has no contractual right to receive any Variable Pay in any financial year even where it may have been paid to him in any previous year(s). The Executive will not, unless otherwise approved in '"'Titing by the Group's Remuneration Committee in its absolute discretion, be considered for any Variable Pay award if, at the date when it might otherwise have been payable, he is under notice of termination (served by either party) or is suspended pursuant Lo Clause 12.3 and/or is on garden leave in accordance with Clause 12.4. The Company (on behalf of itself and/or any Group Company) also has the right to postpone the payment of any Variable Pay award if, at the date when it might otherwise have been payable, the Executive is subject to an ongoing investigation or disciplinary process or any Group Company is considering applying malus and/or clawback to any Variable Pay in accordance with the Group's Malus and Clawback Policies. Where a decision to pay to the Executive a Variable Pay award is made, the Executive agrees that this will always be, and remain, subject to (i) any obligations or conditions required by the regulator(s) of the Group or any other regulatory requirements, including the application of malus and/or clawback in accordance with the Group's Malus and Clawback Policies in force from time to time; (ii) any remuneration policy of the Company or any relevant Group Company from time to time (including the Directors' Remuneration Policy); and (iii) any other applicable rules, codes of practice and/or guidance regarding remuneration from time to time. Any adjustment, forfeiture or repayment arising from the application of malus and/or clawback may be deducted from any sums due to the Executive at any time. This is without prejudice to any right the Company or any Group Company may have to recover any sums from the Executive including any clawback. The Executive irrevocably agrees that such sums are recoverable by the Company and/or any Group Company from any sums otherwise due and/or payable to the Executive. The Executive may be eligible to participate in any employee share plan established by the Company and/or the Group from time to time. Eligibility to participate is subject always to the-rules of the relevant plan in force-fr om time to time and is-atthe dtscretion of the Company and/or any Group Company (as applicable). Subject to the rules of the relevant plan as referenced in Clause 2. 7 and in the defirution of Variable Pay, the Executive waives all rights to compensation or damages arising from any loss sustained to him by a failure to receive any rights or benefits under the relevant plan (or by their reduction in value) as a result of: EUROPE-LEGAL-292961689 2121

(a) notice of termination and/or lhe termination of his office and/or lhe Employment given by either party for any reason whatsoever; and/or (b) the Company':, 1::xercise or failw·e to exercise any discretion available to it, whether conferred by the rules of the plan or otherwise. 2.9 The Executive authorises the Company to deduct from any Salary or awards of Variable Pay or from any other remuneration or payments due to the Executive from the Company or any Group Company at any time, any swns due from the Executive to the Company including any overpayments, loans or advances made to him by the Company or any Group Company, the cost of repairing any damage or loss to the Group's property caused by the Executive (and of recovering such costs). sums in respect of Clause 8.3 and/or any sums owing in connection any malus and/or clawback pursuant to the Group's Malus and Clawback Policies from time to time in force. 2.10 To avoid any doubt, the operation of and all arrangements relating to any Variable Pay, can be terminated, replaced and/or amended by the Company at any time with or without notice to the Executive and. further, the Executive acknowledges and agrees that the payment of any amount or provision of any benefit to him is conditional upon such payment or provision being consistent with the Directors' Remuneration Policy. Any provision of this Agreement which is not consistent with the Directors' Remuneration Policy shall be void and the Executive shall have no entitlement to damages in respect of any loss suffered in consequence thereof. 3. Benefits and Pension 3.1 In connection with his role as an Executive Director of the Group. the Executive is eligible to receive the following benefits during the Employment: 3.1.1 Car The Executive has access to the chauffeur driven services operated by the Company under the terms of the Global Expenses Framework for Executive Directors, Group Executives and General Managers that may apply from time to time. 3.1.2 Personal Accident Insurance Cover The Executive is eligible to pa,ticipate on a non-contributory basis in the Group's personal accident insurance scheme, subject to the rules of the scheme in force from time to time. 3.1.3 Clubs The Company will make reasonable payments on the Executive's behalf in respect of the membership fees for annual memberships of up to two clubs nominated by the Executive each year, to be pre-approved by the Group Chairman. 3. I .4 Health Check EUROPE-LEGAL-292961689 The Executive is eligible for an annual voluntary health check with a medical adviser appointed and paid for by the Company. 3121

3.1.5 Medical Cover The Executive and his spouse/partner and eligible dependants are eligible to participate in any relevant medical scheme operated for officers of the Group, from time to time subject al ways to the rules of the scheme for the time being in force. 3.J .6 Group Income Protection If the Executive is unable by reason of illness or injury, to perform the material or substantial parts of his duties, following a period of absence from work in excess of26 consecutive weeks, the Executive will be eligible to be considered for income protection under the terms of the policy outlined on HR Direct. 3.1.7 Life Assurance Cover The Executive is eligible for cover under the Group Life Assurance Scheme up to a sum (currently) equivalent to four times the Executive's Base Salary, subject to the rules of the scheme in force from time and any necessary approvals by the Scheme's trustees. 3.1.8 Tax Return Preparation The Executive is eligible to receive tax return support provided by Lhe Group's tax provider for global mobility activities, from time to time. The provision of the tax return support will cover only compensation delivered to the Executive in respect of the Employment and will not cover extended wealth management or other investment advice. 3.1. 9 Directors' and Officers' Liability The Executive is eligible for cover under the relevant Company or Group Directors' and Officers' Liability policy (including Outside Directors' and Officers' Liability) subject always to the existence of that policy (determined by the Company in its discretion and the rules of the policy in force from time in force). The Executive is entitled to benefit from the indemnity for directors and officers at Article 169 of the articles of association of HSBC Holdings pie. 3.1.10 Pension The Company will pay to the Executive an annual pension allowance (Pension Allowance) of IO per cent of the Executive's Base Salary payable monthly in arrears, less Statutory Deductions. The Executive has already opted out of the relevant Company and/or Group sponsored UK pension plan under UK pension legislation. 3.� -'fne-eompanyreserves-nrertgl'rncnnnendor withdraw any employee beneht Witliout prior notice (although the Company will take reasonable endeavours to advise the Executive of any such variation or withdrawal) in circumstances either where Director's remuneration is not approved or where it is otherwise reasonable to do so. The Company is not obliged to provide any alternative benefit or other compensation in the event of withdrawal and/or generally, where any scheme provider refuses to provide benefits to the Executive (or to his partner/spouse and/or eligible dependants). EUROPE·LEGAL-292961689 4121

For the avoidance of doubt. HR Direct and the benefit provision set out in I IR Direct do not form part of this Agreement and the Company may amend them at any time. 4. Scope and duties of the Employment 4.1 The Executive will comply with any role profile and/or statement of responsibilities applicable to his role. As at the date of this Agreement. the Group Chief Executive (with delegated authority from the Board) is responsible for the day to da1 operations of the Group; leading and directing the implementation or the Group's business strategies; embedding the Group's culture, values and supporting behaviours: managing risks associated with the Group ·s business activities and ensuring these remain within the risk appetite in the Group·s risk management framework: and ensuring the fulfilment of the Group·s corporate responsibilities in all communities in which the Group operates. As custodian of the Group's franchise. the Group Chief Exccutive will have a primary responsibility to protect the Group·s reputation and develop the franchise. During the Employment, the Executive will at all times: 4.1.1 diligently perform such duties and exercise such powers consistent with his position as Group Chief Executive may from time to time be assigned to or vested in him by the Board (including where he may be assigned duties or another position of comparable status): 4.1.2 comply with all reasonable and lawful directions given to him by the Board: 4. I .3 act in good faith. and in a way most likely to promote the success of the Group for the benefit of its members as a whole (which may also include performing duties from time to time on behalf of any Group Company); 4.1.4 perform his services in a professional and competent manner and in cooperation with others: 4.1.5 use his best endeavours to promote, protect, develop and extend the business of the Company and any Group Company; 4.1.6 keep the Board and any relevant Group Company promptly and fully informed (in writing if so requested) of his conduct and activities in relation to the business of the Company and an) Group Company and provide such explanations as the Board may require from time to time (including for the avoidance of doubt, any misconduct of other employees or directors or his own (including any plans of any other senior employee lo leave, join a competitor and/or establish a business in competition with the Company or any Group Company as required by Clause 9.5): 4.1. 7 not do or fail to do anything that might reasonably be expected to harm the reputation of the Company or an} relevant Group Company: 4.1.8 do all such things as arc necessary to ensure his compliance with the Companies Act 2006. the UK Listing Rules, the MaJket Abuse Regulation (596/2014/EU) and the Corporate Governance Code, and all equivalent legal obligations elsewhere in the world to which he is or may become subject (and specifically. so far as it lies within his power to do so, in all cases, also by the Company and any Group Company): EUROPE-LEGAL-292961689 5 I 21

4.1.9 comply with all Company and Group Company policies, including, wilhout limitation, the Group Code of Conduct, the Code for Dealing in HSBC Group Securities, the Personal Account Dealing and Employee Conduct Activities Policies and those set out on I IR Direct from time to time together with any relevant statement ofresponsibilities as a Senior Manager and/or Group Chief Executive as required by the Company, any Group Company, the FCA or similar or equivalent regulator; 4.1.10 not, in breach of any applicable legislation, directly or indirectly seek, receive or obtain, in respect of the performance of his duties or of any goods or services sold or purchased or other business transacted (whether or not by the Executive) by or on behaJf of the Company or any Group Company, any personal benefits, discount, rebate, commission. bribe, kickback or other inducement (whether in cash or in kind). 5. Hours and place of work 5.1 The Company's standard working week is 35 hours. The Executive will, however, devote the whole of his time, skill and attention during nonnal business hours, and at such other times as may be reasonably necessary (without additional remuneration), to his duties. 5.2 The Executive acknowledges that, because of the autonomous nature of his role, the duration of his working time is not measured or monitored or determined by the Company, so that the limit on weekly working time set out in Regulation 4 of the Working Time Regulations I 998 (or such other regulations as may from time to time come into force) does not apply to the Employment. 5.3 The Executive's normal place of work is the Company's offices at 8 Canada Square, London El4 SHQ and such other places as the Company may reasonably require for the proper performance of his duties including Hong Kong. The Executive will be required (subject always to the appropriate immigration approvals) to travel to such places within or outside the UK as may be required in order to properly perform his duties. 6. Expenses The Company will reimburse the Executive the amount of all expenses evidenced by him as properly and reasonably incurred in the discharge of his duties, in accordance with the Global Expenses Framework for Executive Directors, Group Executives and General Managers and any other relevant global policies for directors that may apply from time to time. 7. Holidays 7.1 The Executive is entitled to 30 days' holiday in each holiday year (1 January to 31 December) calculated on Base Salary and any relevant allowance notified to the Executive under Clause 2.3, in addition to the usual annual public or bank holidays in England, to be taken at times convenient to the Company. Holiday entitlement may only be carried over from one holiday year to the next in line with the Company's policy as set out in the UK: Annual Leave Policy. Failure to take EUROPE-LEGAL-292961689 6121 holiday entitlement in the appropriate holiday year except in line with this policy, will lead to forfeiture of any accrued holiday not taken. without any right to payment in lieu thereof. 7.2 lf the Employment begins or ends part way through a holiday year. the Executive·s holiday entitlement ,...,ill be calculated on a prorated basis for that holiday year. 7.3 If, on the termination of the Employment, the Executive has: (i) exceeded his accrued holiday entitlement. the excess may be deducted from sums due to the Executive and the Executive hereby authorises the Company to make such deduction; or (ii) any unused accrued holiday entitlement, the Company may either require the Executive to take such unused holida} during any notice period (whether or not the Executive is on Garden Leave) or make an appropriate payment in lieu of such untaken accrued holiday. 8. Sickness benefits 8.1 If the Executive cannot attend work due to sickness or injury. he will comply with the notification and certification requirements of the UK Sickness Absence policy (as applicable to the Executive) set out in I IR Direct and will receive relevant payments in respect of his absence according to the policy. 8.2 If so required. the Executive agrees to supply the Company with medical certificates covering any period of sickness or incapacity exceeding seven da) s (including weekends) and to undergo. at the Company's expense, a medical examination by a doctor appointed by the Com pan} (and the Executive agrees that copies of any medical reports prepared by such doctor shall be sent directly to the Company). 8.3 If the Executive is incapable of performing his duties b1 reason of injury sustained wholly or partly as a result of negligence or breach of any duty on the part of a third party. and the Executive recovers an amount by way of compensation for loss of earnings from that third party, he will pay to the Compan1 an) sum (or part sum) received by him in respect of any amount paid to him under Clause 8.1 above. 9. Restrictions during the Employment 9.1 During the Employment. the Exccuti,e ,,ill not directly or indirectly either on his O\\ T I account or on bchal f of any other person. company. business entity or other organisation be employed, engaged, concerned or interested in any other business or undertaking. except: 9.1.1 as holder (directly or through nominees) of investments listed on the London Stock Exchange pie or in respect of which dealing takes place on the Alternative Investment Market of the London Stock Exchange pJc or on The Stock Exchange of I long Kong Limited or on any Recognised Investment Exchange. as long as not more than 5 per cent of the issued shares or other securities of any class of any one company shall be so held; or 9.1.2 with the consent in writing of the Company which may be given subject to any terms which the Company requires. 9.2 The Executive will not (and will procure so far as he is able that any person connected with the Executive within the meaning of section 252 Companies Act 2006 (Co1111ected EUROPE-LEGAL·292961689 7121

Perso11) shall not) deal or become or cease to be interested (within the meaning set out in Schedule 1 Companies Act 2006) in any securities of the Company, except in accordance with the Company and/or the Group Code for Dealing in HSBC Group Securities and every regulation of the Group for the time being in force in relation to dealings in shares or other securities of the Company or any Group Company. 9.3 Subject to any regulations issued by the Company or any relevant Group Company, the Executive and any Connected Person shall not be entitled to receive or obtain directly or indirectly any discount, rebate or commission in respect of any sale or purchase of goods effected or other business transacted (whether or not by the Executive) by or on behalf of the Company or any Group Company and if he or any Connected Person (or any firm or company in which he or any Connected Person is interested) shall obtain any such discount, rebate or commission the Executive will account to the Company or the relevant Group Company for the amount received by the Executive or any Connected Person (or a due proportion of the amount received by such company or firm having regard to the extent of the Executive's or the Connected Person's interest therein). 9.4 The Executive agrees to disclose to the Board any matters relating to any Connected Person which may, in the reasonable opinion of the Board, be considered to interfere, conflict or compete with the proper perfonnance of the Executive's obligations under this Agreement. 9.5 During the Employment the Executive will inform the appropriate member of the Board without delay if he becomes aware that any director, officer, or senior employee of the Company or any Group Company is or may be planning to materially breach any of the provisions of their contract of employment or implied duties of loyalty, good faith and fidelity. 9.6 The Executive will not, other than having observed the relevant policies and procedures in force from time to time make or issue any press, radio or television statement or publish or submit for publication any letter or article relating directly or indirectly to the business or affairs of the Company or any Group Company, its or their officers, directors or employees or the Employment or its termination. 10. Confidential Information and Company documents 10.1 The Executive recognises that, whilst performing the duties for the Company the Executive will have access to and come into contact with Confidential Information belonging to the Company and/or any Group Company and will obtain personal knowledge of and influence over its or their customers, suppliers and/or employees. The Executi vc therefore agrees that the restrictions set out in this Clause 10 are reasonable and necessary to protect the legitimate business interests of the Company and the Group both during and after the termination of the Em_e_lqyment. The Executive s-lYall neither durmg tbe"Employment (except in the proper performance of the duties) nor at any time (without limit) after the termination of the Employment directly or indirectly: 10.1.1 divulge or communicate 1n any person, company, business entity or other organisation; or EUROPE-LEGAL-292961689 8 I 21

10.1.2 use for his own purposes or for any purposes other than those of the Company or any Group Company: or I 0.1.3 through any failun: to t:xt:n.:i�t: Jue care and diligence. cause any unauthorised disclosure of any Confidential Information relating to the Company or any Group Company. 10.2 This restriction does not apply to information which: 10.2.1 is used or disclosed by the Executive in the proper perfonnance of his duties or with the prior written consent of the Company or any Group Company; 10.2.2 the Executive is ordered by a court of competent jurisdiction to disclose or which is otherwise required to be disclosed by law; or I 0.2.3 is already in the pub! ic domain ( other than as a result of unauthorised disclosure by the Executive or any other person). 10.3 The Executive will not. during the Employment or at any time thereafter, make, except for the benefit of the Company or any Group Company, any copy, record or memorandum of any Confidential Information and any such copy, record or memorandum will be and remain the property of the Company and will be returned by the Executive to the Company or irrevocably deleted from any computer, mobile and/or handheld device and/or any other media (including. but not limited to. any cloud based storage system) in the Executive's possession or under the Executive's control, when required to do so by the Company and in any event on the termination of the Employment. I 0.4 Nothing in this Agreement precludes the Executive from making any legitimate whistleblowing type disclosure to any relevant regulator anywhere in the world (including, so far as the UK is concerned, within the meaning of Part 4A (Protected Disclosures) of the Employment Rights Act 1996 and so far as repo1table concerns are defined by the FCA). 11. Inventions and other Intellectual Property 11.1 The Executive may make inventions or create other Intellectual Property during the Employment. In this respect the Executive has a special responsibility to further the interests of the Company and the Group given the Executive's position at the Company and the remuneration paid to the Executive under this Agreement. 11.2 In recognition of the Executive's position, remuneration and responsibility, the Executive acknowledges and agrees that any Intellectual Property made, created or discovered by him during the Employment (whether capable of being patented or registered or not) in conjw1ction wiU1 or in any way affecting or relating to the business of the Company or any Group Company or capable of being used or adapted for use in the Company or any such Group Company or in connection therewith shall be immediately disclosed to the Company and shall belong to and be the absolute prope1ty of the Company or such Group Company as the Company may direct. 11.3 However, this will only apply to the extent that any invention was made by the Executive in the course of his duties or in the course of duties falling outside the Executive's normal duties but which have been specifically assigned to him EUROPE-LEGAL-292961689 9121

(together Duties) and (i) such invention was reasonably expected to result therefrom; and/or (ii) at the time of making the invention, because of the nature of his Duties and the particular responsibilities arising therefrom, the Executive had a special obligation to further the interests of the Company. 11.4 The Executive acknowledges that he has no rights, interest or claims, either during the Employment or after the termination of the Employment, in or to any such Intellectual Property and he shall not use such lntellectual Property other than during the period of the Employment and for the purpose of the Company or the Group. 11.5 The Executive agrees to sign all documents and to do all other acts which the Company requests (at its expense) to enable the Company to enjoy the full benefit of this Clause 11. This includes joining in any application, which may be made in the Company's sole name for registration of any Intellectual Property Rights (such as a patent, trademark or registered design), and assisting the Company in defending and enforcing such rights during and after the employment (at the Company's expense). I 1.6 The Executive understands and accepts that the remuneration and benefits provided to him by the Company in accordance with this Agreement constitute sufficient consideration to the Executive for the performance of his obligations under this Clause 11. including the waiver of or covenant not to assert any moral rights that he may have. 11.7 This Clause I l , and the rights and obligations of the parties contained, will survive expiry of this Agreement, or its termination, for any reason. 12. Termination and Garden Leave 12.1 Notwithstanding the notice obligation to which the parties are generally subject in Clause 1.2. the Employment may also be terminated by the Company: 12.1.1 by not less than six months' notice in writing given at any time where the Executive has been incapacitated by reason of ill health or accident from performing the duties hereunder for a period of (or periods aggregating) 26 weeks in total in any period of 12 months, provided that such termination does not take effect if it would remove any entitlement he would otherwise have thereafter for a maximum period of 24 months to enjoy the receipt of any benefits arising out of or in connection with any permanent health insurance policy or arrangement existing from time to time for his benefit. The Executive generally agrees that if he has been incapacitated by reason of ill health or accident from performing the duties hereunder for the said period of (or periods aggregating) 26 weeks in any period of 12 months, the Company may appoint another person or persons to perform his role of CEO pursuant to Clause 1.3 without giving rise to any breach of any obligation owed to the Executive under--tlris agreement" or generally, as a matter of law, ana, accordingly, he will have no cause of action against the Company or the Group whatsoever in respect of such termination of employment. 12.1.2 by summary notice in writing and with no liability to make any further payment to the Executive (other than in respect of any sums accrued due as at the Termination Date) if the Executive: EUROPE·LEGAL-292961689 IO I 21

(a) fails or neglects efficiently and diligently to discharge his duties, or is guilty of any serious or repeated breach of his obligations under this Agreement: (b) is guilty of any fraud, dishonesty, serious misconduct or any other conduct which brings or is likely to bring the Executive or the Company or any Group Company into disrepute or affects or is like!, to affect prejudicially the interests of the Company or the Group: (c) is convicted of an arrestable offence (other than a road tranic offence for which a non-custodial penalty is imposed); (d) is guilty of any material breach or material non-observance of any code of conduct, rule or regulation referred to in Clause 4.1: (e) becomes bankrupt or makes any arrangement or composition 'Aith his creditors: (f) is prohibited from being a director by lav., or has such regulator) approval as required pursuant to Clause 1.5, withheld or withdrawn: (g) voluntarily resigns as a director of the Company or any Group Company: or (h) is not or ceases to be eligible to work in the UK. 12.2 The Company's rights under Clause 12.1 are without prejudice to any other rights that it might have at law to terminate the Emplo1ment or to accept any breach of this Agreement by the Executive as having brought the Agreement to an end. Any delay by the Compan) in exercising its rights 'Nill not constitute a ""aiver. 12.3 If the Company may be or becomes entitled to terminate the Employment pursuant to Clauses 1.5 or 12.1.2. or whilst the Company or any external body may wish to investigate an1 allegation against the Executive it\\ ill be entitled (without prejudice to its termination rights) to suspend the Executive tor so long as it considers necessary or appropriate. 12.4 FolJowing service of notice to terminate the Employment by either party, the Company may require the Executive to stay away from all or any of the Company·s premises and/or"' ill not be provided\\ ith any work. and/or will have no business contact \\ilh all or any of the Group's agents, employees, customers, clients, distributors and suppliers and/or will have no access to the Company's communications systems (Garden Leave). During any period of Garden Leave. the Company may appoint a replacement to exercise any of the Executive·s duties and responsibilities and may require the Executive to take such actions as it reasonably requires to effect a proper handover or any or all of his duties and responsibilities. However. the Executive \vill continue to be bound by all his obligations under this Agreement, including. without limitation. his duties of fidelity and of good faith. 12.5 In addition to the circumstances referred to in Clause 12.1.1 above. the Compan1 may terminate the Employment at any time and with immediate effect by notifying the Executive in \.Hiting of that fact. confirming the date termination is to occur. If the Company tem1inates the Executive's employment in this way, it will make a payment EUROPE•LEGAL·29296l689 11 21 in lieu of any notice of tennination corresponding to the notice period as set out in Clause 1.2 (the Payment i11 Lieu). The Executive agrees that the Payment in Lieu will consist of Base Salary, Fixed Pay Allowance (to the extent the Executive is in receipt of Fixed Pay Allowance at the Tennination Date) and Pension Allowance less Statutory Deductions but will not include any Variable Pay, payment in respect of benefits or any holiday entitlement for the notice period (or, if notice has already been given, during the remainder of the notice period). 12.6 The Company may decide to pay any Payment in Lieu in equal monthly instalments until the date on which the notice period referred to in Clause 1.2 would have expired if notice had been given (the Payment Period). The Executive shall comply with his common law duty immediately following the tennination of his employment and take all reasonable steps to obtain alternative employment or engagement during the Payment Period. 12.7 lf the Executive obtains alternative employment or engagement during the Payment Period, any further monthly instalments of the Payment in Lieu will be reduced on a pro rata basis by the amount he receives from that alternative employment or engagement. If the Executive fails to take aJl reasonable steps to obtain alternative employment or engagement, the Company will have the right to terminate all further instalments of the Payment in Lieu. and he will not be entitled to any further compensation. I 2.8 Without prejudice to the constitution (including for the avoidance of doubt the articles of association) of any Group Company, on the Tennination Date or on either the Company or the Executive having served notice of such termination, the Executive will: 12.8.1 at the request of the Company resign from office as a Director of the Company and all offices held by the Executive in any Group Company provided however that such resignation shall be without prejudice to any claims which the Executive may have against the Company or any Group Company arising out of the termination of the Employment; 12.8.2 transfer without payment to the Company or as the Company may direct to any third party, any shares or other securities held by the Executive in the Company as a nominee or trustee for the Company or any Group Company and deliver to the Company the related certificates; 12.8.3 deliver to the Company all Confidential lnfo1mation which may be in the Executive's possession or under the Executive's power or control and, if requested, provide a signed statement that he has fully complied with the obligations under this Clause 12.8.3; and 12.8.4 cooperate with the Company and any Group Company by providing such assistance as may reasonably be-required in �nneclien with any handover arrangements or any claim made by or against the Company or any such Group Company. I 2. 9 lf the Employment is terminated for the purpose of the reconstruction or amalgamation of the Compnny or by reason or lht: Company transferring all or a substantial part of its business to another company and the Executive is offered employment by the reconstructed or amalgamated or transferee company on similar tenns to the terms of EUROPE-LEGAL-292961689 12121 this Agreement, the Executive will have no claim against the Company or such reconstructed or amalgamated or transferee company in respect of the termination of the Appointment. 13. Restrictive covenants 13.l For the purposes of this Clause 13 the following words have the following meanings: 13.1.1 Capacity means as agent, consultant. director, employee, owner, partner, shareholder beyond the shareholding limits applied in Clause 9.1 or in any other capacity: 13 .1.2 Compa11y Products means any risk, banking or financial products researched into, developed, supplied, disn·ibuted or sold to or by the Company with which the duties of the Executive were materially concerned or for which he was directly or ultimately responsible during the Restricted Period; 13.1.3 Company Services means any risk, banking or financial services (including but not limited to technical and product support, technical advice and customer services) developed or supplied to or by the Company with which the duties of the Executive were materially concerned or for which he was directly or ultimately responsible during the Restricted Period: 13.1.4 Comparator Group as at the date of this Agreement means the following companies and entities, subject always to amendment from time to time by the HSBC Group's Remuneration Committee: Bank of America, Barclays, BNP Paribas, Citigroup, DBS, Deutsche Bank, Goldman Sachs. J.P. Morgan Chase, Lloyds Banking Group. Morgan Stanley, Natwest, Santander, Societe Generate, Standard Chartered, UBS, Westpac, Wells Fargo. and/or any listed bank headquartered in Hong Kong or China (and all group companies of the companies and entities set out in this clause) and. where any companies or entities set out in this clause are the subject of a takeover or undergo any form of reconstruction, the entities to which the relevant business assets of such companies or entities are transferred from time to time; 13.1.5 Customer means any person or firm or company or other organisation whatsoever to whom or which the Company supplied Company Products and/or Company Services during the Restricted Period and with whom or which, dw·ing the Restricted Period: EUROPE·LEGAL-292961689 (a) the Executive had material personal dealings pursuant to the Employment; or (b) any employee who was under the direct supervision of either the Executive or of the Executive's direct reports, had material personal dealings pursuant to their employment, provided that in the case of a firm, company or other organisation ··Customer'· shall not include any division. branch or o ffice of such firm or company or other organisation with which the Executive and/or any such employee as defined in sub-clause (b) above had no dealings during the Restricted Period save that where a restructuring of the firm or company or organisation has 13121 occurred following such personal dealings "Customer" shall include the part of the business with which the Executive or any employee as defined m sub-clause (b) above had dealings during the Restricted Period; 13. l.6 Prospective Customer means any person or firm or company or other organisation whatsoever with whom or which the Company shall have had negotiations or material discussions regarding the possible distribution, sale or supply of Company Products and/or Company Services during the Restricted Period and which were ongoing and not finally concluded at the Termination Date and with whom or which during such period: (a) the Executive will have had material personal dealings pursuant to the Employment; or (b) any employee who was under the direct supervision of either the Executive or of the Executive's direct reports will have had material personal dealings pursuant to their employment; or (c) the Executive was directly responsible in a client management capacity on behalf of the Company, provided that in the case of a firm, company or other organisation '·Prospective Customer·• shall not include any division, branch or office of such firm, company or other organisation with which the Executive and/or any such employee had no dealings during the Restricted Period save that where a restructuring of the firm or company or organisation has occurred following such personal dealings, "Prospective Customer" shaJJ include the part of the business with which the Executive or any employee as defined in sub clause (b) had dealings during the Restricted Period; 13.1.7 Restricted Employee means any person who is on the Tem1ination Date, or was during the Restricted Period, employed or engaged by the Company or any Group Company and is by reason of such employment or engagement in possession of, or is reasonably likely to be in possession of, any trade secret or Confidential Information relating lo the business of the Company or any Group Company or has acquired influence over its Customers or Prospective Customers (as defined in this Clause 13 but so that references to ··the Executive" will be replaced by references to the relevant employee and so that references to Employment will mean the relevant employee's employment with the Company or Group Company, being in either case a person with whom the Executive had material dealings during the Restricted Period); 13.1.8 Restricted Period means the period of 12 months ending on the Termination Date or, in the event that no duties were assigned to the Executive for any part of the-duration of the notice period, the--12-months-i mmediatety preceding-the last day on which the Executive can-ied out any duties for the Company; 13. l.9 Restricted Products means Company Products or any products of the san1e or of a similar kind; 13.1.10 Restricted Services means Company Services or any services of the same or of a similar kind; EUROPE-LEGAL-292961689 14121

13. l .11 Restricted Supplier means any person, company, business entity or other organisation whatsoever who has supplied goods or services to the Company or any Group Company (other than utilities and goods or services supplied for administrative purposes) during any part of the Restricted Period or who has agreed prior to the Termination Date to supply goods or services to the Company to commence at any time in the twelve months following the Termination Date. 13.2 The Executive recognises that, whilst performing his duties for the Company, he will have access to and come into contact with Confidential Information belonging to the Company and certain Group Companies and will obtain personal knowledge of and influence over their customers and/or employees. 13.3 The Executive hereby undertakes with the Company that he will not for the period of six months after the Termination Date without the prior written consent of tbe Company (such consent not to be unreasonably withheld) whether by hjmself, th.rough his employees or agents or otherwise and whether on his own behalf or on behalf of any other person, firm, company or other organisation, directly or indirectly: 13.3.1 in competition with the Company anywhere in the world in a senior role, be involved in any Capacity in any of the companies (or other entities) in the Comparator Group in the business of researching into, developing, distributing, selling, supplying or otherwise dealing with Restricted Products or Restricted Services: or 13.3.2 in competition with the Company, accept orders or facilitate the acceptance of any orders or have any business dealings for Restricted Products or Restricted Services from any Customer or Prospective Customer; or 13.3.3 employ or otherwise engage any Restricted Employee in the business of or be personally involved to a material extent in employing or otherwise engaging any Restricted Employee in the business of researching into, developing, manufacturing, distributing, selling. supplying or otherwise dealing with Restricted Products or Restricted Services; or 13.3.4 interfere with, or endeavour to interfere with, the supply or provision of goods or services (other than utilities, or goods or services supplied for an administrative purpose) to the Company or to induce the cessation of the supply or provision of such goods or services from any Restricted Supplier; or 13.3.S in competition with the Company, solicit business from, or solicit the supply of goods or services (other than utilities, or goods or services supplied for an administrative purpose) from any Restricted Supplier for the purposes of the provision of Restricted Products or Restricted Services. 13.4 The Executive hereby undertakes with the Company that he will not for the period of twelve months after the Termination Date without the prior written consent of the Company (such consent not to be unreasonably withheld) whether by himself through his employees or agents or otherwise and whether on his own behalf or on behalf of any other person. firm, company or other organisation, directly or indirectly: EUROPE·LEGAL-292961689 1s l21

13 .4.1 in competition with the Company, solicit business from or endeavour to entice away or canvass any Customer or Prospective Customer if such solicitation or canvassing is in respect of Restricted Products or Restricted Services; 13.4.2 solicit or induce or endeavour to solicit or induce any Restricted Employee lo cease working for or providing services to the Company, whether or not any such person would thereby commit a breach of contract. 13.5 The Executive agrees that a copy of this Clause 13, and Clauses IO and 11 will be provided by him to any person firm company or other entity that makes or may make an offer to him of employment, appointment as a director or officer, agency, partnership, or joint venture either during Employment or after its tennination (in such latter case, where such restriction continues in full force and effect). 13.6 If the restrictions in Clauses 13.3 and 13.4 are for any reason held to be unenforceable in any jurisdiction in the world the Executive agrees to such amended or lesser restriction as would enable that restriction to be enforced so far as possible in such jurisdiction. 13.7 In addition to the provisions of Clause 16.6, the benefit of Clauses 13.3 and 13.4 shall be held on trust by the Company for each Group Company and the Company reserves the right to assign the benefit of such provisions to any Group Company, in addition such provisions also apply as though there were substituted for references to "the Company" references to each Group Company in relation to which the Executive has in the course of his duties for the Company or by reason of rendering services to or holding office in such Group Company: 13.7.1 acquired knowledge of its trade secrets or Confidential Irifonnation; or 13.7.2 had material personal dealings with its Customers or Prospective Customers; or 13.7.3 supervised directly or indirectly employees having material personal dealings with its Customers or Prospective Customers, but so that references in Clause 13 to "the Company•· shall for this purpose be deemed to be replaced by references to the relevant Group Company. The obligations undertaken by the Executive pursuant to this Clause 13. 7 shall, with respect to each such Group Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of any other Group Company or the Company. 13.8 1n the event of the transfer (within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006 and other equivalent legislation (the Transfer Reg11latio11s) of the undertaking or the pa1t of the undertaking in which the Executive shall a nhetime be employed as the result of wfucb (by virfiieortbe Transfer Regulations) the Employment is automatically transferred to another company (the Transferee), the provisions of this Clause 13 shall have effect as though references in it (and in all associated terms defined in this Agreement) to '1he Group·• are construed as references to "nny other company within the Transferee's Group" (which for these purposes shall comprise the Transferee and any holding company of the Transferee and EUROPE-LEGAL-292961689 16121 the subsidiaries of the Transferee and of any such holding companies for the time being). 13.9 The Executive hereby undertakes with the Company that he will not al any time without the consent of the Company after the Termination Date: 13.9.1 engage other than as a private consumer in any trade or business or be associated with any person, firm or company engaged in any trade or business using the name(s) ''HSBC" or ··Hongkong and Shanghai Banking Corporation'· or incorporating the word(s) --Hongkong Shanghai Banking Corporation"; l 3.9.2 in the course of carrying on any trade or business, claim, represent or otherwise indicate any present association with the Company or any Group Company or for the purpose of carrying on or retaining any business or custom, claim. represent or otherwise indicate any past association with the Company or any Group Company to its detriment other than simple and factual statements regarding Lhe Executive's period of employment, job title, responsibilities and role. 13.10 The parties agree that the periods refe1Ted to in Clauses 13.3 and 13.4 above will be reduced by one day for every day, during which. at the Company's direction, the Executive is on Garden Leave. 13.11 The Executive agrees that, having taken independent legal advice. the restrictions contained in this Clause 13 are reasonable and necessary for the protection of the Company and any Group Company and that they do not bear harshly upon him. The parties agree that: I 3.11.1 each restriction shall be read and construed independently of the other restrictions so that if one or more are found to be void or unenforceable as an unreasonable restraint of trade or for any other reason the remaining restrictions shall not be affected; and 13.11.2 if any restriction is found to be void but would be valid and enforceable if some part of it were deleted, that restriction shall apply with such deletion as may be necessary to make it valid and enforceable. 14. Grievance, dismissal and disciplinary procedures The non-contractual grievance and disciplinary procedures applicable to the Executive are available via HR Direct. Neither the grievance procedure nor the disciplinary procedure are contractually binding on the Company. 15. Disclosure of information 15.1 For the purposes of data protection requirements under the UK General Data Protection Regulation (GDPR). the Company is a data controller in respect of the Executive's personal data. In order to comply with its obligations and responsibilities under the GDPR, the Company will make information about the processing of the Executive's personal data available to him in its HR Data Privacy Notice. The HR Data Privacy Notice does not have contractual effect. EUROPE-LEGAL-292961689

15.2 The Executive consents to the Company monitoring and recording any use that he makes of the Company's electronic communications systems for the purpose of ensuring compliance with the Company's policies and procedures. 16. General 16.1 This Agreement is governed by and interpreted in accordance with English law. 16.2 The parties submit to the exclusive jurisdiction of the courts ofEngland and Wales, but this Agreement may be enforced by the Company in any court of competent jurisdiction. 16.3 This Agreement contains all the information required to be provided to the Executive under section 1 of the Employment Rights Act 1996. 16.4 Any notices or other docwnent to be served on a party under this Agreement will be delivered by hand or sent to the party at the address given in this Agreement or as otherwise notified in writing to the other pru1y. A properly addressed and prepaid notice sent by post will be deemed to have been served at 9am on the second working day after posting or at the time recorded by the delivery service. 16.5 The Executive will, at the time of signing this Agreement, appoint the Company as his attorney so that the Company can give effect to the provisions of Clauses 11 and 12.8. l . 16.6 Each Group Company will have the right under the Contracts (Rights of Third Parties) Act 1999 to enforce the rights bestowed on it by this Agreement. The consent or a Group Company is not required to amend any terms of this Agreement. Except as set out in this Clause 16, a person who is not a party to this Agreement may not enforce any of its provisions under the Contracts (Rights of Third Patties) Act 1999. 16. 7 The Company is not party to any collective agreement which affects the Employment. 16.8 Save as otherwise advised in writing to the Executive, upon or during the Employment, pursuant to Clause 2.3 or othe1wise, this Agreement comprises the whole agreement between the parties relating to the Employment. Accordingly, as from the effective date of this Agreement, all other agreements or arrangements between the Company and/or any Group Company relating to the employment of the Executive, save for such matters referred to within this Agreement or required to be entered into pursuant to this Agreement will cease to have effect. I 6.9 This Agreement may be executed in any number of counterparts, each of which, when executed, shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement. 17. Definitions 17.1 In this Agreement unless the context otherwise requires the following expressions have the following meanings: Board means the Board of Directors for the time being of HSBC Holdings pie or any committee of the Board to which powers have been properly delegated or such person or persons designated by the Boru·d from time to time as its representative for the purposes of this Agreement; EUROPE·LEGAL-292961689 I 8121

Commencement Date means 2 September 2024; Conjidentia/ Information means information relating to the business, clients, customers, products, affairs and finances of the Company or any Group Company that is confidential to the Company or any Group Company, or in relation to which the Company or any Group Company is subject to a duty of confidentiality, and trade secrets including technical data and know-how relating to the business of the Company or any Group Company or of any persons having dealings with the Company or any Group Company, whether or not such information is marked confidential. This includes: details of suppliers and their terms of business. details of customers, clients and prospective customers/clients and their requirements, the prices charged to and terms of business with customers, marketing plans and sales forecasts. financial information, results and forecasts (save to the extent that these are included in published audited accounts). any proposals relating to the acquisition or disposal of a company or business or any part thereof or to any proposed expansion or contraction of activities, or any other business strategy or tender, details of employees, atypical workers and officers and of the remuneration and other benefits paid to them, information relating to research activities, inventions, secret processes, designs, software, formulae and product lines. any infonnation which the Executive either is aware or reasonably ought to know is confidential and any infonnation which bas been given to the Company or any Group Company in confidence by customers, suppliers or other persons; Corporate Governance Code means the UK Corporate Governance Code published by the Financial Reporting Council (as amended from time to time); Directors' Renumeration Policy means at any time the Group's directors· remuneration policy as set out in the Directors' Remuneration Report of the Group's Annual Rep01i and Accounts most recently approved by shareholders in accordance with section 439A of the Companies Act 2006; Employment means the Executive's employment under this Agreement: FCA means the Financial Conduct Authority; Group means ()) HSBC Holdings pie and any entity which from time to time is a holding company of HSBC 1 loldings pie or a subsidiary of HSBC I loldings pie or of any such holding company; and (2) any entity over which from time to time any of the entities defined in paragraph (1) of this definition either directly or indirectly exercises management control, even though it may own less than fifty per cent (50%) of the shares and is prevented by law from owning a greater shareholding and Group Company and Group Companies shall be construed accordingly; Group Chairman means the Chairman of the Group from time to time; Group Chief Executive means the Chief Executive of the Group (not simply of the Company) from time to time; Group's Ma!IIS am( C/awback Policies means any of the Group's policies on malus and clawback which may be in force and amended from ti.me to time; HR Direct means the Company· s HR intranet or other applicable HR system from time to time; EUROPE·LEGAL-292961689 19121

J11tellectual Property means any invention, improvement, design, process, infonnation, copyright work, trade mark, trade name or get-up or any other inlellectuaJ property; Recognised Investment Exchange means an investment exchange granted recognition under section 285 (1) Financial Services and Markets Act 2000 including a recognised overseas investment exchange; Statutory Deductions means appropriate tax, national insurance contributions and any other applicable statutory deductions; Termination Date means the date on which the Executive's Employment terminated; and Variable Pay means any non-pensionable incentive compensation (excluding any other allowance notified to the Executive in writing from time to time) including any bonus or deferred bonus in the form of (i) cash (ii) deferred cash or (iii) equity awarded under any share or variable pay / Long Term Incentive plan in force from time to time (in relation to which performance and/or other conditions may or may not be attached) and subject always to the deferral policy and/or any other variable pay policy applicable at the time of such award and subject to Clauses 2.5, 2.6, 2.8, 2.9 and 2.10. 17.2 References to Clauses. sub-clauses and Schedules are unless otherwise stated to Clauses and sub-clauses of and Schedules to this Agreement. 17.3 The headings to the Clauses are for convenience only and shall not affect the construction or interpretation of this Agreement. 17.4 The words subsidiary and Ito/ding company have the meanings set out in section 1159 of the UK Companies Act 2006 and "management control" shall be demonstrated by the ability to exercise significant influence over an entity or its management. 17.5 A reference lo any statute or statutory provision (whether of the United Kingdom or elsewhere) includes any subordinate provision (as defined by section 21(1) Interpretation Act 1978) made under it and provision which has superseded it or re enacted it (with or without modification) before or after the date of this Agreement except where it is after the date of this Agreement to the extent that the liability of any party is thereby increased or extended. EUROPE-LEGAL-292961689 20!21

This Agreement has been signed on behalf of the Company by its Authorised Signatories and executed as a Deed by the Executive on the date below. SIGNED by EXECUTED as a DEED by the EXECUTIVE EUROPE-LEGAL-292961689 ) Authorised Signatory: _(]Al .. � / {;, Yu L.. 'J J-� Date: Authorised Signatory: -f-�: .. . Date: ........ ./.� ... :Ji./.?:; .. ?-!f .................. . Signature: in the presence of: Signature of Witness: .�. • 1--\E:1".:)\ Pl�I-\L•'"1 W1lness name: .............................................. . Witness address: W · · 1--\ E A-Q fl"'f- C. C•••VVY\'-' ~, C..1"1 t I <:I"' ..{' 1tness occupation: .................................... .. 21121